UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 15

CERTIFICATION  AND  NOTICE OF TERMINATION OF  REGISTRATION  UNDER
SECTION  12(G)  OF  THE  SECURITIES  EXCHANGE  ACT  OF  1934   OR
SUSPENSION  OF DUTY TO FILE REPORTS UNDER SECTION  15(D)  OF  THE
SECURITIES EXCHANGE ACT OF 1934.

                                  Commission File Number 33-21095

                THE COASTAL CORPORATION DIVIDEND
              REINVESTMENT AND STOCK PURCHASE PLAN
     (Exact name of registrant as specified in its charter)

El  Paso Building, 1001 Louisiana Street, Houston, Texas   77002;
                           (713) 420-2131
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Stock of The Coastal Corporation, par value 33-1/3 cents per share
    (Title of each class of securities covered by this Form)

                              None
(Title of all other classes of securities for which a duty to  file reports under section 13(a) or 15(d) remains)

     Please   place  an  X  in  the  box(es)  to  designate   the
appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)      [X]      Rule 12h-3(b)(1)(ii)   [  ]
     Rule   12g-4(a)(1)(ii)   [ ]      Rule  12h-3(b)(2)(i)   [  ]
     Rule 12g-4(a)(2)(i)      [ ]      Rule 12h-3(b)(2)(ii)   [  ]
     Rule  12g-4(a)(2)(ii)    [ ]      Rule  15d-6            [  ]
     Rule 12h-3(b)(1)(i)      [ ]

     Approximate  number  of  holders  of  record   as   of   the
certification or notice date:     -0-

     Pursuant to the requirements of the Securities Exchange Act of 1934, The Coastal Corporation Dividend Reinvestment and Stock
Purchase Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 EL PASO CGP COMPANY
                                 (formerly The Coastal Corporation), as
                                 Administrator of The Coastal Corporation
                                 Dividend Reinvestment and Stock
                                 Purchase Plan



DATE: March 29, 2001             By:  /s/ H. Brent Austin
                                    --------------------------------
                                          H. Brent Austin
                                          Executive Vice President and
                                          Chief Financial Officer